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News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

P&G Details Strong Progress in Letter to Shareholders

Company Files Definitive Proxy Materials,

Strongly Recommends Shareholders Vote Blue Proxy Card

CINCINNATI—August 1, 2017— The Procter & Gamble Company (NYSE:PG) announced today it has filed definitive proxy materials, including its definitive proxy statement and Blue Proxy Card, with the U.S. Securities and Exchange Commission in connection with P&G’s 2017 Annual Meeting of Shareholders, scheduled for October 10, 2017. P&G shareholders of record as of the close of business on August 11, 2017 will be entitled to vote at the Annual Meeting.

P&G strongly recommends that shareholders vote to support the P&G Board with a vote on the Blue Proxy Card.

P&G delivered significant cost savings and productivity improvements in fiscal 2017 despite a challenging market environment, proving that the Company’s plan is working. As further evidence that the Company will build on its 2017 success, P&G expects to drive 2% to 3% organic sales growth in fiscal 2018 – a level at or above market growth – with core earnings per share growth of 5% to 7%. As the Company invests for the long-term, it will continue to focus on innovation, brand building, and go-to market execution to win with consumers and deliver for P&G shareholders.

Although Trian has stated that it is similarly long-term oriented, it is apparently focusing on short-term, quarterly metrics. For example, Trian confuses P&G’s reduced digital spend as short-term cost savings when, in fact, it was a strategic choice to avoid fraud and waste in the digital advertising marketplace. P&G has been at the forefront of identifying this fraud and waste and has been a leading voice for industry reform for nearly a year. More importantly, P&G cut ineffective spending by more than $100 million and still delivered solid growth and shareholder value. P&G remains one of the largest purchasers of online advertising in the United States and around the world.

In conjunction with the definitive proxy filing, P&G mailed a letter to shareholders detailing the significant progress the Company is making. The full text follows.

VOTE THE BLUE PROXY CARD TODAY

Dear Fellow Shareholders:

Thank you for your investment in our company. P&G is taking bold and decisive steps to significantly strengthen the Company to deliver more value to the consumers we serve around the world and to you, P&G shareholders. Over the past two years, P&G has transformed its product portfolio and today competes in ten core categories with leadership brands that offer meaningful benefits to consumers. We are raising the bar to a new standard of excellence in product and package superiority and execution. Simply put, we are building a better and more valuable company.

We have delivered significant cost savings and productivity improvements, with more to come. And we have strengthened our organization design, culture and accountability to enable the people of P&G to better meet the needs of consumers and deliver results. Our robust fiscal 2017 results demonstrate that the actions we have taken and the strategy and plan we have in place are working. We are committed to accelerating our efforts to deliver stronger growth and shareholder value.

FISCAL 2017 – DELIVERING ON OUR COMMITMENTS, ACCELERATING GROWTH

Fiscal 2017 was a success – we met or exceeded our objectives despite slowing market growth and volatile currency and commodity environments around the world. We entered fiscal 2017 targeting mid-single-digit core earnings per share growth, and we exceeded this objective by delivering a 7% increase in core earnings per share versus last year, an 11% increase on a constant currency basis. We increased both core gross and operating profit margins while continuing to make prudent investments in our brands to support sustainable long-term growth.

We accelerated organic sales growth by more than a percentage point in a market that decelerated by more than a percentage point. We achieved 2% organic sales growth – equal to our original fiscal year 2017 target of “about 2%” growth. These gains were driven by volume improvements. We also continued to make strong progress on our productivity initiatives, making meaningful headway on our next $10 billion cost savings program.

We generated $12.8 billion of operating cash flow, with adjusted free cash flow productivity of 94%. This strong cash flow has enabled us to build on our track record of returning cash to you, our shareholders. In total, P&G returned nearly $22 billion of value through dividends, share exchanges, and share repurchases. We paid $7.2 billion in dividends and increased the dividend by 3%, marking the 61st consecutive annual increase and the 127th consecutive year P&G has paid a dividend. Over the past ten years, P&G has returned $120 billion of capital to shareholders in the form of dividends and share repurchases, among the best in our industry and among the elite across all industries.

Our confidence in our ability to build on our 2017 success is reflected in our 2018 guidance. We expect to drive 2% to 3% organic sales growth for fiscal 2018 – a level at or above market growth—with core earnings per share growth of 5% to 7%. Looking forward, our objective is clear – balanced top- and bottom-line growth that consistently delivers industry-leading total shareholder returns. The progress we have made is evidence that we’re delivering on our commitments and the plan is working.

A FOCUSED STRATEGY TO DELIVER BALANCED GROWTH AND VALUE CREATION

As a result of the efforts of P&G people, supported by your Board of Directors and management team, P&G is a stronger and more focused company, with leadership positions in ten attractive categories that leverage P&G’s core strengths. We are better positioned for the future, with a portfolio of leading brands and products in daily use categories in which purchase is motivated by superiority. We are driving productivity that provides the flexibility to invest in our brands and innovation, and we are creating an organization that is focused, committed and accountable.

P&G strives to be the best. We are determined to win. We know we must continue to accelerate our efforts to execute and deliver on the plan we have put into action.

•	Raising the Bar to a New Standard of Excellence: Our focus starts with the consumer. We are building advantage with our products and packages, improving the execution of our brand communication and on-shelf and online presence, and ensuring our brands offer a superior value.

•	Superior Products. We are striving for products that are so good, consumers don’t want to part with them, to the point where they consider competing products meaningfully inferior. We have many examples that are delivering strong growth, such as Tide and Ariel Pods, Gain Flings, Always Radiant, Pampers Pants, Bounty, Charmin, Dawn, Fairy, SK-II, and Oral-B Genius.

•	Superior Packaging. Superior packaging attracts consumers at the shelf, helps consumers select the best product for their needs, conveys the equity of the brand, and closes the sale. Downy Unstopables Scent Beads and SK-II are two great examples.

•	Superior Brand Communications. P&G’s advertising opens hearts and minds and communicates the brand’s superiority to create awareness and trial. For example, Always “Like A Girl” has increased brand awareness and built nearly two share points since the campaign began. Other examples achieving this standard of quality include Tide, Ariel, Dawn, Fairy, Cascade, Febreze, Bounty, Head & Shoulders, SK-II and Vicks.

•	Excellent In-store and Online Execution. In stores, this means having the right store coverage, product forms, sizes and price points, shelving and merchandising execution. Online, it means having the right content, assortment, ratings, reviews, search and subscription offerings. We have many examples, like the Pantene “Golden River” throughout Latin America and China, and the Oral-B Power Stations around the world. Online, we have outstanding brand execution on Amazon, Walmart.com, Alibaba and Tencent.

•	Winning Consumer and Retailer Value Equation. We are nimble and are taking action with pricing when necessary to improve the consumer value equation, like we’re doing with Gillette in North America. For retailers, we are making the changes needed to improve margin, trip generation, basket size and category growth.

Raising the bar on product, packaging, communications, retail execution and value superiority represents a significant opportunity to further accelerate top-line growth. When we achieve these high standards of performance on all five of these elements, our brands drive market growth, market share, sales and profit and ultimately shareholder value.

•	Driving Productivity and Cost Savings to Fuel Growth: Achieving higher standards of performance more consistently and over the long-term requires investment. Productivity is the fuel to enable us to make these critical investments, while also delivering on our profit and cash flow objectives. We over-delivered on our first $10 billion productivity goal. We are on our way to deliver an additional $10 billion in savings. This progress has enabled us to:

•	Overcome $7 billion in negative foreign exchange impacts as well as significant geopolitical uncertainty while building margins and improving operating free cash flow.

•	Deliver significant margin improvement over the last four fiscal years. Core gross margin increased 200 basis points, 450 basis points excluding currency impacts. Core operating margin increased 270 basis points, 610 basis points excluding currency impacts.

•	Deliver constant currency core earnings per share growth of 11% on average over the past five fiscal years.

•	Achieve current core after-tax margins of 16.5%, second highest in our industry, which we will improve going forward.

•	Improve profit per employee by 45%.

•	Strengthening our Organization, Culture and Accountability: All of the work to accelerate business performance is underpinned by significant initiatives to strengthen our organization design and drive a culture of innovation and accountability. We are enabling greater efficiency, speed, and agility by moving resources closer to consumers and retailers, and driving deeper mastery and accountability to serve consumers and deliver results.

•	We continue to move people out of global and corporate roles into regions and countries. Today, only a small percentage of general management, sales, and finance employees occupy global roles. The vast majority are focused on local markets to execute innovation, advertising and retail programs - leveraging unique local knowledge of consumers, retailers and competitors.

•	We are implementing what we call an “end-to-end” ownership and accountability approach in larger markets representing 70% of sales. This approach gives category leaders full accountability from the front-end of innovation all the way through to the store. We started in the U.S. in 2016, added four more markets last fiscal year and will add five more markets in fiscal 2018.

•	We are implementing a new “freedom within a framework” approach in smaller markets. This model enables the markets to be faster and more agile by executing within predefined strategies, but with freedom to make real-time changes without the need for engagement with regional or global resources.

•	We are changing incentive systems to create a culture of appropriate risk-taking and to better reward specific contributions of local category and country teams. We are creating more aligned and granular incentives that better match responsibilities and increase accountability.

•	We are supplementing internal development with hiring from the outside to add the skills and experiences needed to win and field the best teams. Our external hiring has quadrupled across five different levels of management.

We are also investing in building our digital capabilities to enable P&G people to accelerate growth and productivity improvement. We are leveraging digital tools to improve the consumer experiences with our brands, such as the SK-II Beauty Imaging System and Olay Skin Advisor. We are using machine learning and artificial intelligence to better understand consumer trends and reach consumers more precisely and efficiently.

We are using digital tools to synchronize our supply network and automate our manufacturing and distribution operations. We are also using digital tools to make our office work more efficient through data analytics. Overall, we are empowering P&G people with the mastery, flexibility and speed needed to drive strong business results while ensuring the right accountability and incentives are in place.

As we close fiscal 2017 and enter fiscal 2018, we are where we expected to be. We will continue to make the needed investments in innovation, brand building, and go-to-market execution to position P&G for success in the short-, mid- and long-term. We are raising the bar to a higher standard of performance – superior products and packaging with superior execution, fueled by productivity and cost savings, and continuing to strengthen our organization and culture. This will lead to balanced growth and value creation, winning with consumers, and delivering for you, our shareholders.

YOUR BOARD HAS THE SKILLS AND EXPERIENCE NEEDED TO DRIVE CHANGE

P&G has a diverse, experienced, best-in-class Board of Directors that is actively engaged in overseeing the Company’s transformation, and is holding management accountable for delivering continued growth and success. Your Board works closely with management and has been – and will continue to be – significant agents of change to improve P&G’s performance. The Board has overseen the most significant transformation in the Company’s history, and is committed to continuing to evolve and adapt to the changing environment and deliver on commitments to shareholders.

We have rigorous selection criteria, which has produced a highly diverse Board, with each member bringing a specific set of skills that is aligned with the Company’s long-term strategic priorities, and ideal for overseeing a consumer products company with the global scale, reach and complexities of P&G. The P&G Board includes 11 highly qualified individuals, ten who are independent and four who were added in the past five years. This includes digital founders and CEOs, retail leaders, and individuals with proven track records who have led or transformed large multinational enterprises. Your Board is a powerful advocate for all shareholders and is driving change and delivering significant shareholder value.

TRIAN: NO NEW ACTIONABLE IDEAS AND NO COMPELLING RATIONALE FOR A BOARD SEAT

Your P&G Board and management team have maintained an open dialogue and held numerous discussions with members of Trian, and Nelson Peltz in particular, over the several months since Trian made its investment in P&G. Your Board and management are always receptive to ideas from shareholders that may help drive profitable growth and enhance shareholder value. We actively seek outside input and expertise to improve P&G’s performance.

We will continue to engage with and listen to Mr. Peltz’s ideas, as we welcome input from all of our shareholders. However, we do not recommend adding Mr. Peltz to the Board for the following reasons:

•	Nothing incremental has been offered by Trian or Mr. Peltz. During numerous direct interactions with P&G Board members and management, and in its proxy materials, no new actionable ideas have been offered by Mr. Peltz, in our opinion, to drive additional value for P&G shareholders beyond the continued successful execution of the Company’s ongoing strategies and plan. To the contrary, Mr. Peltz has been supportive of P&G and its ongoing transformation and plan.

•	Mr. Peltz’s views are based on outdated information, including sources far removed from the current Company. In particular, Trian has retained Clayton Daley as an advisor, who retired as CFO of P&G nearly a decade ago. This decision appears to be compounding Trian’s fundamental misunderstanding of P&G today and the operating environment the Company faces.

•	“Why not?” is not a compelling rationale to add Mr. Peltz to the P&G Board. “Why not?” appears to be the extent of Mr. Peltz’s reason for board membership. This is simply not a sufficient standard. Joining P&G’s Board is not an entitlement. Instead, it is the result of a very rigorous process determined by the right mix of skill sets, experience, diversity and balance between short-term and long-term vision and objectives.

Now is the time to focus on accelerating results, and prevent anything from derailing the work that is delivering improvement. We met or exceeded our fiscal 2017 commitments. P&G results are improving. The plan is working. We need to continue to focus the entire organization on better meeting the needs of consumers, and delivering value to shareholders.

While we will continue to listen to Mr. Peltz as we do other shareholders, we strongly recommend that you vote the Blue Proxy Card for all 11 of P&G’s highly qualified and diverse director nominees.

YOUR BOARD AND MANAGEMENT TEAM ARE FOCUSED ON CONTINUING TO DELIVER FOR SHAREHOLDERS

We are committed to delivering increased shareholder value, and we will always operate within our Purpose, Values and Principles, which have guided P&G for 180 years.

Please Vote the Blue Proxy Card Today. YOUR VOTE IS EXTREMELY IMPORTANT!

You may also be receiving proxy materials from affiliates of Trian Fund Management, a shareholder who has nominated its own director candidate, Mr. Peltz, in opposition to your Board’s director nominees. We believe adding Mr. Peltz to the Board would not add value for shareholders and could derail the successful execution of P&G’s strategy that is delivering improvement.

We urge you NOT to vote using any WHITE Proxy Card or voting instruction forms you might receive from Nelson Peltz of Trian. Please disregard and discard the WHITE Proxy Card.

Your Board strongly recommends that you vote the Blue Proxy Card FOR all of P&G’s nominees, FOR Proposals 2 and 3, FOR 1 Year on Proposal 4 and AGAINST on Proposals 5 through 8. You can vote by Internet, telephone or by signing and dating the Blue Proxy Card and mailing it in the envelope provided.

If you have any questions about how to vote your shares, or need additional assistance, please contact our proxy solicitors, D.F. King & Co., Inc. at (877) 361-7966 or MacKenzie Partners, Inc. at (800) 322-2885.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

David S. Taylor

Chairman of the Board, President and Chief Executive Officer

About Procter & Gamble

P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.

Forward-Looking Statements

Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to effect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters and acts of war or terrorism; (5) the ability to successfully manage cost fluctuations and pressures, including commodity prices, raw materials, labor costs, energy costs and pension and health care costs; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third party relationships, such as our suppliers, contractors and external business partners; (11) the ability to rely on and maintain key information technology systems and networks (including Company and third-party systems and networks) and maintain the security and functionality of such systems and networks and the data contained therein; (12) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, intellectual property, antitrust, privacy, tax, accounting standards and environmental) and to resolve pending matters within current estimates; (13) the ability to manage changes in applicable tax laws and regulations; (14) the ability to successfully manage our portfolio optimization strategy, including achieving and maintaining our intended tax treatment of the related transactions, and our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; (15) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining particularly key employees, especially in key growth markets where the availability of skilled or experienced employees may be limited; and (16) the ability to manage the uncertain implications of the United Kingdom’s withdrawal from the European Union. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE Proxy Card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Non-GAAP Reconciliation: This letter to shareholders contains certain non-GAAP measurements that management believes are meaningful to investors because they provide useful perspective on underlying business trends (i.e. trends excluding non-recurring or unusual items) and results, provide a supplemental measure of year-on-year results, and provide a view of our business results through the eyes of management. These measures are also a factor in determining senior management’s at-risk compensation. These non-GAAP measures are not intended to be considered in place of the related GAAP measure and may not be the same as similar measures used by other companies. This data should be read in conjunction with previously published company reports on Forms 10-K, 10-Q, and 8-K, which are available on www.PGInvestor.com under Financial Reporting. Reconciliations of non-GAAP measures to GAAP are provided below.

The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:

•	Incremental restructuring: The Company has had and continues to have an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250—$500 million before tax. Beginning in 2012 Procter & Gamble began a $10 billion strategic productivity and cost savings initiative that includes incremental restructuring activities. In 2017, the company announced elements of an additional multi-year productivity and cost savings plan. These plans result in incremental restructuring charges to accelerate productivity efforts and cost savings. The adjustment to Core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs.

•	Early debt extinguishment charges: During the three months ended December 31, 2016, the Company recorded a charge of $345 million after tax due to the early extinguishment of certain long-term debt. This charge represents the difference between the reacquisition price and the par value of the debt extinguished. Management does not view this charge as indicative of the Company’s operating performance or underlying business results.

•	Venezuela deconsolidation charge: For accounting purposes, evolving conditions resulted in a lack of control over our Venezuelan subsidiaries. Therefore, in accordance with the applicable accounting standards for consolidation, effective June 30, 2015, we deconsolidated our Venezuelan subsidiaries and began accounting for our investment in those subsidiaries using the cost method of accounting. The charge was incurred to write off our net assets related to Venezuela.

•	Charges for certain European legal matters: Several countries in Europe issued separate complaints alleging that the Company, along with several other companies, engaged in violations of competition laws in prior periods. The Company established Legal Reserves related to these charges. Management does not view these charges as indicative of underlying business results.

•	Venezuela B/S remeasurement & devaluation impacts: Venezuela is a highly inflationary economy under U.S. GAAP. Prior to deconsolidation, the government enacted episodic changes to currency exchange mechanisms and rates, which resulted in currency remeasurement charges for non-dollar denominated monetary assets and liabilities held by our Venezuelan subsidiaries.

•	Non-cash impairment charges: During fiscal years 2013 and 2012 the Company incurred impairment charges related to the carrying value of goodwill and indefinite lived intangible assets in our Appliances and Salon Professional businesses.

•	Gain on Iberian JV buyout: During fiscal year 2013 we incurred a holding gain on the purchase of the balance of our Iberian joint venture from our joint venture partner.

We do not view the above items to be part of our sustainable results, and their exclusion from core earnings measures provides a more comparable measure of year-on-year results.

Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons.

Core EPS and currency-neutral Core EPS: Core earnings per share, or Core EPS, is a measure of the Company’s diluted net earnings per share from continuing operations adjusted as indicated. Currency-neutral Core EPS is a measure of the Company’s Core EPS excluding the incremental current year impact of foreign exchange.

Core operating profit margin and currency-neutral Core operating profit margin: Core operating profit margin is a measure of the Company’s operating margin adjusted for items as indicated. Currency-neutral Core operating profit margin is a measure of the Company’s Core operating profit margin excluding the incremental current year impact of foreign exchange.

Core gross margin and currency-neutral Core gross margin: Core gross margin is a measure of the Company’s gross margin adjusted for items as indicated. Currency-neutral Core gross margin is a measure of the Company’s Core gross margin excluding the incremental current year impact of foreign exchange.

Core effective tax rate: Core effective tax rate is a measure of the Company’s effective tax rate adjusted for items as indicated.

Core after-tax margin: Core after-tax margin is a measure of the net earnings attributable to Procter & Gamble as a percentage of net sales adjusted for items as indicated.

Adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital spending and excluding tax payments related to the Beauty Brands divestiture, which are non-recurring and not considered indicative of underlying cash flow performance. Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion.

Adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings excluding the loss on early debt extinguishment and gain on the sale of the Beauty Brands, which are non-recurring and not considered indicative of underlying earnings performance.

1. Organic sales growth:

Total Company	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact*	Organic Sales Growth
FY 2017	—%	2%	—%	2%

*	Acquisition/Divestiture Impact includes mix impacts of acquired and divested businesses and rounding impacts necessary to reconcile net sales to organic sales.

Guidance

Total Company	Net Sales Growth	Combined Foreign Exchange & Acquisition/ Divestiture Impact	Organic Sales Growth
FY 2018 Estimate	About 3%	(0.5)% to 0%	+2% to +3%

2. Core EPS and currency-neutral Core EPS:

	Twelve Months Ended June 30
	2017	2016
Diluted Net Earnings Per Share from Continuing Operations	$3.69	$3.49
Incremental Restructuring	0.10	0.18
Early Debt Extinguishment Charges	0.13	—

Core EPS	$3.92	$3.67
Percentage change vs. prior period	7%
Currency Impact to Earnings	0.15

Currency-Neutral Core EPS	$4.07

Percentage change vs. prior period Core EPS	11%

Note – All reconciling items are presented net of tax. Tax effects are calculated consistent with the nature of the underlying transaction.

Guidance

Total Company	Diluted EPS Growth	Impact of Incremental Non-Core Items*	Core EPS Growth
FY 2018 (Estimate)	(26%) to (28%)	Approximately 33%	+5% to +7%

*	Includes change in discontinued operations (includes gain on sale of Beauty Brand

Prior Years

	FY 12	FY 13	FY 14	FY 15	FY 16	2017
Diluted Net Earnings Per Share from Continuing Operations, attributable to P&G	$2.97	$3.50	$3.63	$2.84	$3.49	$3.69
Incremental Restructuring	0.15	0.14	0.11	0.17	0.18	0.10
Early Debt Extinguishment Charges	—	—	—	—	—	0.13
Venezuela B/S Remeasurement & Devaluation Impacts	—	0.08	0.09	0.04	—	—
Charges for Certain European Legal Matters	0.03	0.05	0.02	0.01	—	—
Venezuela Deconsolidation Charge	—	—	—	0.71	—	—
Non-Cash Impairment Charges	0.31	0.10	—	—	—	—
Gain on Iberian JV Buyout	—	(0.21)	—	—	—	—
Rounding	(0.01)	(0.01)		(0.01)	—	—

Core EPS	$3.45	$3.65	$3.85	$3.76	$3.67	$3.92
Percentage change vs. prior year Core EPS		6%	5%	(2)%	(2)%	7%
Currency Impact to Earnings		0.15	0.32	0.52	0.35	0.15

Currency-Neutral Core EPS		$3.80	$4.17	$4.28	$4.02	$4.07
Percentage change vs. prior year Core EPS		10%	14%	11%	7%	11%
Currency-Neutral Core EPS 5-year average growth						11%

3. Core after tax margin:

	Net Earnings Margin	Discontinued Operations	Incremental Restructuring	Early Debt Extinguishment Charges	Core After Tax Margin
FY 2017	23.6%	(8.0%)	0.4%	0.5%	16.5%

4. Core operating profit margin:

	FY 13	FY 14	FY 15	FY 16	FY 17
Operating Profit Margin	17.7%	18.7%	15.6%	20.6%	21.5%
Incremental Restructuring	0.7%	0.5%	0.9%	0.9%	0.6%
Charges for Certain European Legal Matters	0.2%	0.1%	—	—	—
Venezuela B/S Remeasurement & Devaluation Impacts	0.5%	0.4%	0.2%	—	—
Venezuela Deconsolidation Charge	—	—	2.9%	—	—
Non-Cash Impairment	0.4%	—	—	—	—
Rounding	(0.1)%	—	—	—	—

Core Operating Profit Margin	19.4%	19.7%	19.6%	21.5%	22.1%	4-yr total change
Basis point change vs. prior year Core margin		30	(10)	190	60	270
Currency Impact to Margin	0.3%	1.2%	1.4%	0.5%	0.3%

Constant Currency Core Operating Profit Margin	19.7%	20.9%	21.0%	22.0%	22.4%
Basis point change vs. prior year Core margin		150	130	240	90	610

5. Core gross margin:

	FY 13	FY 14	FY 15	FY 16	FY 17
Gross Margin	48.5%	47.5%	47.6%	49.6%	50.0%
Incremental Restructuring	0.3%	0.4%	0.7%	1.0%	0.8%
Rounding	—	—	0.1%	—	—

Core Gross Margin	48.8%	47.9%	48.4%	50.6%	50.8%	4-yr total change
Basis point change vs. prior year Core margin		(90)	50	220	20	200
Currency Impact to Margin	0.1%	1%	0.4%	0.7%	0.4%

Constant Currency Core Gross Margin	48.9%	48.9%	48.8%	51.3%	51.2%
Basis point change vs. prior year Core margin		10	90	290	60	450

6. Adjusted free cash flow:

Twelve Months Ended June 30, 2017
Operating Cash Flow	Capital Spending	Free Cash Flow	Cash Tax Payment – Beauty Sale	Adjusted Free Cash Flow
$12,753	$(3,384)	$9,369	$418	$9,787

7. Adjusted free cash flow productivity:

Twelve Months Ended June 30, 2017
Adjusted Free Cash Flow	Net Earnings	Loss on Early Debt Extinguishment	Gain on Sale of Beauty Brands	Adjusted Net Earnings	Adjusted Free Cash Flow Productivity
$9,787	$15,411	$345	(5,335)	$10,421	94%

Contacts

P&G Media Contact:

Damon Jones, 513-983-0190

or

P&G Investor Relations Contact:

John Chevalier, 513-983-9974